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                                                               Filed pursuant to
                                                                 Rule 424 (b)(3)
                                                       Registration No. 33-65497
PROSPECTUS SUPPLEMENT
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(To Prospectus dated January 22, 1996)
(As supplemented by prospectus supplements dated January 24, 1996, January 31, 1996, February 6, 1996, February 12, 1996, November 12, 1996, November 14, 1996
and November 22, 1996)

                           Tele-Communications, Inc.
           Tele-Communications, Inc. Series A TCI Group Common Stock
                              ($1.00 Par Value)

      Tele-Communications, Inc. Series A Liberty Media Group Common Stock
                               ($1.00 Par Value)
                               -----------------

        On November 22, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder") sold 20,000 shares of the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCOMA"). The 20,000 shares of TCOMA were sold by the Selling Stockholder to SJP Investors ("SJP") at $13.25 per share. No commissions were paid to SJP in connection with such sale.

        On November 26, 1996, the Selling Stockholder sold 5,000 shares of TCOMA. The 5,000 shares of TCOMA were sold by the Selling Stockholder to SJP at $13.375 per share. No commissions were paid to SJP in connection with such sale.

        On November 29, 1996, the Selling Stockholder sold 15,000 shares of TCOMA. The 15,000 shares of TCOMA were sold by the Selling Stockholder to SJP at $13.25 per share. No commissions were paid to SJP in connection with such sale.

        On December 2, 1996, the Selling Stockholder sold 35,000 shares of TCOMA. The 35,000 shares of TCOMA were sold by the Selling Stockholder to SJP at $13.375 per share. No commissions were paid to SJP in connection with such sale.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

          The date of this Prospectus Supplement is December 3, 1996.